Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

12.0% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

OF

USA RARE EARTH, INC.

USA Rare Earth, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is USA Rare Earth, Inc. The Certificate of Designation of Preferences, Rights and Limitations of 12.0% Series A Cumulative Convertible Preferred Stock of the Corporation was filed with the Secretary of State of the State of Delaware on March 13, 2025, and amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on May 1, 2025 (as amended, the “Certificate of Designation”).

SECOND: Pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), this Certificate of Amendment to the Certificate of Designation hereby amends:

1.	Section 1 to add the following definition in the appropriate alphabetical order:

“’Government Financing’ means one or more financing transactions (i) with or involving the Federal Government of the United States of America (including one or more departments or agencies thereof) (the “U.S. Government”) involving the issuance to the U.S. Government of shares of Common Stock, warrants to purchase shares of Common Stock, other equity securities and/or debt instruments and (ii) the issuance of shares of shares of Common Stock, warrants to purchase shares of Common Stock and/or other equity securities to other parties as contemplated or required by the terms of a Government Financing.

2.	Section 1 to amend and restate the definition of “Exempt Issuance” as follows:

“Exempt Issuance” means the issuance of (a) any securities of the Corporation to employees, officers or directors, consultants, contractors, vendors or other agents of the Corporation pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Corporation, (b) securities upon the exercise or exchange of or conversion of any Securities issued pursuant to the Purchase Agreements or the Business Combination Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Subscription Date, provided that such securities have not been amended since the Subscription Dates to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) the Underlying Shares, (d) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Corporation, provided that (i) such securities are issued as “restricted securities” (as defined in Rule 144) or are issued pursuant to an effective registration statement pursuant to the Securities Act and (ii) any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, (e) any securities issued by the Corporation pursuant to any legal settlement or similar arrangement agreed or entered into by the Corporation, provided that, in the aggregate, not more than 204,358 shares of Common Stock are issued or deemed issued or issuable upon conversion, settlement, exercise or exchange of any such securities that are Options or Convertible Securities, but any such Exempt Issuance shall not include a transaction in which the Corporation is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering, and (ii) to an entity whose primary business is investing in securities, and (f) any securities issued by the Corporation pursuant to a Government Financing.

THIRD: This Certificate of Amendment to the Certificate of Designation has been duly adopted in accordance with Section 242 of the DGCL.

FOURTH: This Certificate of Amendment to the Certificate of Designation was approved by the holders of the requisite number of shares of the Corporation in accordance with the Certificate of Designation and Section 228 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment is executed on behalf of the Corporation by its Chief Executive Officer this 26th day of January, 2026.

USA RARE EARTH, INC.

By:	/s/ Barbara Humpton
Name:	Barbara Humpton
Title:	Chief Executive Officer

[Signature Page to Certificate of Amendment to Series A Certificate of Designation]